EMPLOYMENT AGREEMENT
                                 --------------------

               AGREEMENT, dated this 1st day of August, 1997, by and between INTERNATIONAL MUREX TECHNOLOGIES CORPORATION, incorporated under the laws of the Province of British Columbia (the "Company"), and C. ROBERT CUSICK ("Executive").

               WHEREAS, the Company and Executive previously entered into an Employment Agreement dated January 1, 1995; and

               WHEREAS, the term of the employment relationship created by such Employment Agreement has not expired; and

               WHEREAS, the Company and Executive desire to amend and restate the terms and conditions of their employment relationship as it relates to the period subsequent to 1 August, 1997.

               NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Company and Executive agree as follows:

               1.   Employment.  The Company hereby employs Executive, and
                    ----------
          Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

               2.   Term.  The initial term of Executive's employment
                    ----
          hereunder shall be for a period of three (3) years, commencing as of 1 August 1997 (the "Commencement Date"), subject to earlier termination as hereinafter specified in Section 8. At each anniversary date of the Commencement Date (each a "Renewal Date"), the then remaining term of this Agreement shall be extended for an additional one-year period unless either party hereto shall have provided written notice to the other party of such non-renewal of this Agreement on or within three (3) months before such Renewal Date. In the event that either party shall provide the other party with written notice of non-renewal of this Agreement, this Agreement shall not be extended as of any subsequent Renewal Date but shall remain effective in accordance with its terms (subject to termination in accordance with Section 8 hereof) until the end of the then current term of this Agreement. A non-renewal of this Agreement in accordance with this Section 2 shall not constitute a termination of this Agreement for the purpose of Sections 5 or 8 hereof.

               3.   Position and Duties.
                    -------------------
                    3.01.  Service with the Company.  During the Term of
                           ------------------------
          this Agreement, Executive shall serve as, and his title shall be, Vice Chairman of the Company or such other position as Executive and the Board of Directors shall from time to time agree. In such position, Executive agrees to perform such executive employment duties consistent with such position as the Board of Directors of the Company shall assign to him from time to time. Executive also agrees to serve, during the Term hereof, as requested by the Board, and without any additional compensation, as a Director of the Company and as an executive officer and/or director of any corporations affiliated with the Company. The compensation payable to Executive herein shall be paid by the Company or by a subsidiary of the Company as designated by Executive.

                    3.02.  Performance of Duties.  Executive agrees to
                           ---------------------
          serve the Company faithfully and to the best of his ability and to devote the time, attention and efforts necessary to advance the business and affairs of the Company during the Term of this Agreement. It is understood and agreed that Executive may pursue personal investments requiring time commitments that do not conflict with his obligations to the Company, including those in the preceding sentence. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the Term of this Agreement, he shall not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

               4.   Compensation.
                    ------------

                    4.01.  Base Salary.  As compensation for all services
                           -----------
          to be rendered by Executive under this Agreement, the Company shall pay to Executive an initial base annual salary (the "Base Salary") of U.S. $265,000, which salary shall be paid in semi-monthly installments in accordance with the Company's normal payroll procedures and policies. The base salary shall be increased on January 1, 1998 and on each January 1 thereafter by the percentage equal to the percentage increase in the Consumer Price Index maintained by the United States Bureau of Labor Statistics for the Atlanta, Georgia metropolitan area or an equivalent index (the "Index") as of January 1 of such year over the Index for the immediately preceding January 1. Should the Index be modified or discontinued, appropriate adjustment shall be made to reflect such modification or to refer to a similar index. Additionally, Executive's Base Salary shall be reviewed annually and may be increased by an amount to be determined by the Compensation/Option Committee (the "Committee") on the basis of Executive's performance.

                    4.02.  Incentive Compensation.  In addition to the Base
                           ----------------------
          Salary described in Section 4.01, Executive shall be eligible to receive incentive compensation pursuant to the Senior Management Incentive Plan as approved by the Committee or such other plans as may from time to time be available.

                    4.03.  Deferral of Compensation.  Executive shall be
                           ------------------------
          entitled to elect to defer the receipt of up to seventy five percent (75%) of his Base Salary and Incentive Compensation for each calendar year during which this Agreement is in effect. Executive shall make the election to defer his compensation for a calendar year by giving written notice to the Company of his desire to do so in writing no later than December 31 of the immediately preceding calendar year. In the event that Executive elects to defer the payment of any compensation due hereunder in the manner contemplated by this Section 4.03, the terms and conditions set forth in Exhibit A hereto with respect to the
                                  ---------
          circumstances under which Executive shall be entitled to the payment of the deferred compensation as well as the interest earned thereon and the timing and method of those payments shall be applicable. Also, in such event, each of the periodic payments of Executive's Base Salary for any year in which Executive has elected to defer receipt of a portion of his Base Salary shall be reduced by the percentage amount of his total Base Salary which he has elected to defer.

                    4.04.  Participation in Benefit Plans.  Executive shall
                           ------------------------------
          also be entitled, to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible, to participate in all employee benefit plans or programs (including medical/dental and life insurance, retirement pension, stock option incentives, vacation time, sick leave and holidays) of the Company currently in existence on the date hereof or as may hereafter be instituted from time to time. Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

                    4.05.  Expenses.  In accordance with the Company's
                           --------
          policies established from time to time, the Company shall pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the timely presentment of appropriate vouchers and receipts.

                    4.06.  Car Allowance.  The Company shall provide
                           -------------
          Executive with a car or pay a car allowance in amount recommended by the Executive Committee and approved by the Committee.

                    4.07.  Vacation.  Executive will be also be entitled to
                           --------
          the highest number of vacation days with full pay during each twelve months in which this Agreement is in effect as are available to any other key employees of the Company or its subsidiaries, without any reduction based upon length of service to the Company.

                    4.08.  Club and Professional Dues.  During the term of
                           --------------------------
          this Agreement, Executive will be entitled to the club/professional society membership dues and monthly charges and an annual physical examination by the physician of Executive's choice. Amounts paid for club/professional society membership dues and monthly charges shall not exceed US $5,000 annually. In the event that Executive is required to pay any tax on such reimbursement, the amount to be reimbursed to Executive shall be grossed up by such amount as shall ensure that Executive receives the same amount as he would have received had not such tax been payable.
                    4.09.  Double Tax Liability.  In the event that in any
                           --------------------
          year during the term of this Agreement Executive is required to pay income taxes on any portion of his income for that year both to the United States and to the United Kingdom, the Company shall pay to Executive the amount which, after taking into account the taxes required to be paid by Executive as a result of Executive's receipt of such payment from the Company, shall cause Executive's after-tax return on his income to equal the amount which would have been available to Executive had no United Kingdom taxes been due with respect to such income. The amounts due from the Company pursuant to the immediately preceding sentence shall be determined by Executive's tax return preparer, shall take into account any foreign tax credits or other credits and deductions allowed against his United States tax liability, and shall be paid to Executive no later than fifteen (15) days following the date on which Executive files the first tax return in which the income subject to taxation in both the United States and the United Kingdom is reported in any year, or within fifteen days following the date on which the relevant taxing authority determines that Executive's income is subject to taxation both in the United States and in the United Kingdom, as the case may be.

                    4.10.  Tax  and Estate Planning.  The Company agrees to
                           ------------------------
          reimburse Executive for the cost of financial, tax and estate planning for each 365-day period in which this Agreement is in effect in amount not to exceed US $3,000 for each 365-day period. In the event that Executive is required to pay any tax on such reimbursement, the amount to be reimbursed to Executive shall be grossed up by such amount as shall ensure that Executive receives the same amount as he would have received had not such tax been payable.

                    4.11.  Additional Benefits.  During the term of this
                           -------------------
          Agreement, Executive shall be entitled to participate in all present and future employee benefit plans and all other compensation and benefit plans, programs and structures as may from time to time be made available by the Company to all other key corporate executives of the Company, and on terms and conditions no less favorable than those generally available to other such employees. In the event that the Company elects to obtain key man life insurance insuring Executive, Executive shall make himself available for the necessary physical examinations and shall cooperate in all other respects with the Company's efforts to obtain such insurance.

               5.   Compensation upon Termination.
                    -----------------------------
                    (a) In the event this Agreement is terminated pursuant to Subsection 8.01(a) hereof, in addition to any benefits to which Executive may then or following the termination of his employment be entitled under any other applicable policy or plan of the Company then in effect (including basic life insurance which coverage equals two times annual salary, and survivor benefits which provide Accidental Death & Dismemberment for each employee at two times the annual salary), the Company shall pay to Executive's estate his Base Salary, incentive compensation and benefits due through the effective date of termination. In the event that such termination occurs on any date other than the last day of the fiscal year, the incentive compensation shall be based upon the performance goals achieved at the end of the fiscal year, but shall be prorated based upon the number of days which have elapsed in the fiscal year through the date of termination. Payment of this incentive compensation, or the release of any stock representing incentive compensation, due under this Section 5(a) shall be made no later than 120 days following the end of the fiscal year with respect to which it is being paid. Payment of all other amounts under this Section 5(a) shall be made not later than the 30th day following the effective date of termination. Executive's estate shall be entitled to receive an amount equal to twenty-four (24) times his then current monthly Base Salary.

                    (b) In the event this Agreement is terminated pursuant to Subsection 8.01(b)(i) hereof, Executive or his representative shall be entitled to receive an amount equal to twenty-four (24) times his then current monthly Base Salary, less any disability insurance benefits payable to Executive during such twenty-four month period from disability policies provided by the Company.

                    (c) In the event this Agreement is terminated pursuant to Subsection 8.01(b)(ii) or (iii) hereof, Executive shall not be entitled to any compensation other than his then current Base Salary which has accrued through his date of termination, subject to the Company's right of offset based upon acts of Executive which gave rise to the termination.

                    (d) In the event that Executive is terminated pursuant to Subsection 8.01(c) hereof, Executive shall be entitled to a severance allowance equal to the greater of (i) his Base Salary for all months remaining in his then current term, or (ii) his then current monthly Base Salary for twenty-four (24) months.

                    (e) Subject to Section 5(a), payments or the release of stock representing incentive compensation to Executive pursuant to this Section 5 shall be made in either a lump-sum payment or, at the sole discretion of the Company, in four (4) equal payments within six (6) months of termination of the Agreement.

                    (f) In the event that Executive is terminated pursuant to Subsections 8.01(a), 8.01(b)(i) or 8.01(c) hereof, the expiration dates of Executive's options currently outstanding pursuant to any of the Company's stock option plans will extended twenty-four (24) months from the date of such termination.

               6.   Confidential Information.  Except as permitted or
                    ------------------------
          directed by the Company's Board of Directors, Executive shall not during the Term of this Agreement or at any time thereafter divulge, furnish or make accessible to anyone for use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company (for the purposes of Sections 6 through 8 hereof, the term "Company" shall be deemed to include any subsidiary or affiliate of the Company) which Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company, whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, and confidential customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the Term of this Agreement, Executive shall refrain from any acts or omissions that would reduce the value of the use of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive.

               7.   Non-Competition, Solicitation of Customers,
                    -------------------------------------------
                    Solicitation of Employees.
                    -------------------------

                    7.01.  Non-Competition.
                           ---------------
                    (a) Executive agrees that, during the period of his employment hereunder and for a period of one (1) year following the termination of such employment, he shall not directly engage in competition with the Company within the "Territory" (as hereinafter defined) in any management capacity in any phase of the Company's business of developing, manufacturing, distributing, marketing, leasing or selling any of the products which the Company is in the business of developing, manufacturing, distributing, marketing, leasing to others or selling (the "Competitive Areas") during the Term of this Agreement or which the Company has definitive plans to develop, manufacture or market.

                    (b) The "Territory" shall be that area throughout the world in which the Company presently markets its products. This Agreement shall be deemed automatically amended without the need of further action by any party to add to any new countries or parts thereof where after the date hereof and prior to the termination of Executive's employment the Company begins to market its products and to delete any countries after no Company products have been sold there for a period of six months.

                    (c) The restrictions in this Section 7 shall not apply with respect to (i) a passive investment by Executive of less than 5% of the outstanding shares of capital stock of any corporation, or (ii) employment by Executive with an entity in a management capacity in an area of business which is not, directly or indirectly, a Competitive Area.

                    7.02.  Agreement Not to Solicit Customers.  Executive
                           ----------------------------------
          agrees that during his employment by the Company hereunder and for the two (2) year period following the termination of such employment, he shall not, without the prior written consent of the Company, within the Territory, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any competing business any person or entity whose account with the Company was sold or serviced by or under the supervision of Executive during the year preceding the termination of such employment.

                    7.03.  Agreement Not to Solicit Employees.  Executive
                           ----------------------------------
          agrees that during his employment by the Company hereunder and for the two (2) year period following the termination of such employment, he shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert, or attempt to solicit or divert any person then employed by the Company.

               8.   Termination.
                    -----------

                    8.01.  Grounds for Termination.  This Agreement shall
                           -----------------------
          terminate prior to the expiration of the initial Term set forth in Section 2 or any extension thereof in the event that at any time during such initial Term or any extension thereof:

                    (a)  Executive shall die; or

                    (b) The Board of Directors of the Company shall determine that:

                       (i)   Executive has become disabled; or

                      (ii) Executive has breached this Agreement in any material respect, which breach is not cured by Executive or is not capable of being cured (as determined in the sole discretion of the Company's Board of Directors) by Executive within thirty (30) days after written notice of such breach is delivered to Executive; or
                     (iii) In its sole discretion, Cause exists. "Cause" means (A) conduct amounting to fraud, embezzlement or misappropriation as against the Company, (B) the willful and knowing material breach of any fiduciary duty owed to the Company as an officer of the Company other than done at the direction of the Board of Directors, (C) having been convicted of a criminal offense which may have a material adverse effect on the Company or the ability of Executive to carry out his duties of employment, or (D) the knowing failure of Executive to follow specific directives of the Board of Directors of the Company consistent with his duties.
                    If the Board of Directors terminates this Agreement pursuant to this Section 8.01(b)(iii), Executive will be provided ninety (90) days written notice.

                         (c) The Board of Directors of the Company shall determine, in its sole discretion, that the termination of this Agreement is in the best interest of the Company, and in which event Executive shall have no duty to mitigate his damages. If the Board of Directors terminates this Agreement pursuant to this Section 8.01(c), Executive will be provided ninety (90) days written notice.

          Notwithstanding any termination of this Agreement, Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive's employment.

                    8.02.  "Disability" Defined.  The Board of Directors
                           --------------------
          may determine that Executive has become disabled, for the purpose of this Agreement, in the event that Executive shall fail, because of illness or other physical or mental incapacity, to render services of the character contemplated by this Agreement for an aggregate of more than twelve (12) weeks during any twelve
          (12) month period.

                    8.03.  Surrender of Records and Property.  Upon
                           ---------------------------------
          termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under this control.

               9.   Assignment and Inurement.  This Agreement shall enure
                    ------------------------
          to the benefit of and be binding upon the parties hereto and their respective heirs, successors, administrators, successors and permitted assigns. The Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company; provided, however, that if the assignee was not previously part of a consolidated group with the Company, Executive will receive payments and benefits as outlined in Exhibit B, attached hereto and incorporated herein.

               10.  Injunctive Relief.  Executive agrees that it would be
                    -----------------
          difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 6, 7 and 8.03.
          Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

               11.  Miscellaneous.
                    -------------

                    11.01.  Governing Law.  This Agreement is made under
                            -------------
          and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, United States, subject to any principles of conflict of laws.

                    11.02.  Prior Agreements.  This Agreement contains the
                            ----------------
          entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

                    11.03.  Withholding Taxes.  The Company may withhold
                            -----------------
          from any benefits payable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

                    11.04.  Amendments.  No amendment or modification of
                            ----------
          this Agreement shall be deemed effective unless made in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

                    11.05.  Notices.  Any notice, request, demand or other
                            -------
          document to be given hereunder shall be in writing, and shall be delivered personally or sent by registered, certified or express mail or facsimile followed by mail as follows:

                         If to the Company:

                              Board of Directors
                              650 Woodlawn Road West
                              Guelph, Ontario
                              N1K 1B8
                              CANADA

                         If to Executive:

                              C. Robert Cusick
                              1100 Lancaster Avenue
                              Pittsburgh, Pennsylvania  15218

          or to such other address as either party hereto may hereinafter duly give to the other.

                    11.06.  Severability.  To the extent any provision of
                            ------------
          this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.


          -----------------------------------
               C. Robert Cusick



          INTERNATIONAL MUREX TECHNOLOGIES
          CORPORATION



          By:
             --------------------------------
               Victor A. Rice, on behalf of the Compensation
               Committee and the Board of Directors


                                     EXHIBIT "A"

                              DEFERRED COMPENSATION PLAN
                              --------------------------

               1. At the time the Executive elects to defer compensation pursuant to Section 4.03 of the Employment Agreement, the Executive shall also elect the percentage of such compensation to be credited from the date of deferral to the date it is paid to the Executive with either (a) simple interest at a rate per annum equal to the average of the rates then being earned by the Company on deposits with a term of ninety days or less, adjusted on the first day of each calendar quarter or (b) the same rate of return experienced by the common stock of the Company. The portion of the compensation deferred by the Executive to which the Executive elects to have the Company common stock rate of return apply shall be hypothetically invested in shares of the Company's common stock based on the closing price of the Company's common stock on the Nasdaq National Market System, or such other exchange that the Company's common stock may be listed at the time, on the business day prior to the date on which the compensation would otherwise be paid. The number of shares of the Company's common stock in which the Executive has hypothetically invested shall be adjusted to reflect stock splits, stock dividends and other capital changes affecting the outstanding common stock of the Company in the same manner as an equivalent number of actual shares of the Company's common stock are adjusted. In addition, all cash distributions and the fair market value (as determined in good faith by the Company) of any property distributions with respect to shares of common stock of the Company shall be reinvested in the common stock of the Company based on the closing price of the common stock as reported on the Nasdaq National Market System, or such other exchange that the Company's common stock may be listed at the time, on the business day prior to the distribution. The portion of the Executive's compensation deferred hereunder and credited with simple interest, together with such simple interest, shall be referred to herein as "Deferred Compensation". The portion of Executive's compensation deferred hereunder and credited with the rate of return of the common stock of the Company shall be reflected in hypothetical shares of the Company's common stock with each such share being referred to herein as a "Stock Credit". On December 31st of each year during which any Deferred Compensation or Stock Credits remain unpaid, the Company shall provide the Executive with a statement setting forth the amount of his unpaid Deferred Compensation and the number of outstanding Stock Credits.

               2. The Deferred Compensation shall be paid to Executive in a lump sum following the termination of his employment with the Company for any reason on the 30th day following the date of termination. The number of Stock Credits credited to the Executive shall be paid to the Executive on the 30th date following the date of his termination, by the release of common stock to the Executive."

               3. Notwithstanding the foregoing, in the event of the occurrence of an "unforeseeable emergency," as hereinafter defined, Executive shall be entitled to a payment from the Deferred Compensation (or release of common stock representing Stock Credits) prior to the date set forth in paragraph 2 of this Exhibit A of that amount reasonably required to satisfy the emergency need. As used herein, "unforeseeable emergency" shall be limited to (i) severe financial hardship to Executive resulting from a sudden and unexpected illness or accident of Executive or of a dependent of Executive, as dependent is defined in Section 152 of the Internal Revenue Code or any successor provision thereto, (ii) loss of Executive's property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Executive. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, a payment (or release) of all or any portion of the Deferred Compensation in the event of an unforeseeable emergency may not be made to the extent that such hardship is or may be relieved;

                    (i) Through reimbursement or compensation by insurance or otherwise,

                    (ii) By liquidation of Executive's assets, to the
               extent the liquidation of such assets would not itself cause severe financial hardship, or

                    (iii) By cessation of the deferral of the payment of the Deferred Compensation pursuant to paragraph 2, above.

               4. The Company's obligation to pay the Deferred Compensation or release of common stock representing Stock Credits constitutes a mere promise by the Company to make these payments at the times specified herein. Accordingly, Executive shall have the status of a general unsecured creditor with respect to the Deferred Compensation. Executive's rights to the payment of Deferred Compensation or the release of common stock representing Stock Credits shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Executive or his estate or any beneficiary of either Executive or his estate.


                                     EXHIBIT "B"

                             CHANGE IN CONTROL PROVISIONS

               This Exhibit "B" (the "Provisions") set forth the severance benefits which the Company agrees will be provided Executive in the event employment with the Company is terminated subsequent to a Change in Control of the Company under the circumstances described below. In order to secure the payment of all obligations under these Provisions, the Company shall establish an irrevocable grantor trust and make contributions thereto sufficient to satisfy its obligations under these Provisions immediately upon an event which constitutes a Change in Control (as hereinafter defined).

               1.   Term of these Provisions.  These Provisions shall
                    ------------------------
          commence on the date set forth in the Employment Agreement and shall continue in effect as long as the Employment Agreement is in effect, or until the Company or Executive shall have given notice that these Provisions shall not be extended; and provided, further, that, notwithstanding the delivery of any such notice, these Provisions shall continue in effect for a period of twenty-four (24) months after a Change in Control of the Company if such Change in Control shall have occurred while these Provisions are in effect. Notwithstanding anything in this Section 1 to the contrary, these Provisions shall terminate if Executive or the Company terminates Executive's employment in accordance with the terms and conditions of the applicable Employment Agreement prior to a Change in Control of the Company.

               2.   Change in Control.  For purposes of these Provisions, a
                    -----------------
          "Change in Control" means and shall be deemed to occur if any of the following occurs:

               (a) an acquisition, after September 1, 1995, by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the outstanding shares of common stock, no par value, of the Company (the "Common Shares"), or (ii) the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"); or

               (b) individuals who, as of September 1, 1995, constituted the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to September 1, 1995, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then serving and comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act ) or other actual or threatened solicitation of proxies or consents; or

               (c) approval by the shareholders of the Company of (i) a tender offer to acquire 20% or more of the Common Shares or Voting Securities, (ii) a reorganization, (iii) a merger, or (iv) a consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Shares and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation, more than 80% of the then outstanding Common Shares and Voting Securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Shares or Voting Securities; or

               (d) approval by the Company's shareholders of (i) a complete or substantial liquidation or dissolution of the Company; or (ii) the sale or other disposition of all or substantially all of the assets of the Company.

               3.   Termination Following a Change in Control.  If any of
                    -----------------------------------------
          the events described in Section 2 hereof constituting a Change in Control of the Company shall have occurred, Executive shall be entitled to the benefits provided in Section 4(c) hereof upon the termination of employment with the Company after such Change in Control, unless such termination is because of death, by the Company for Cause or Disability (as each such term is defined in the Employment Agreement), or by Executive other than for Good Reason (as hereinafter defined).

               (a)  Good Reason.  Termination by Executive of employment
                    -----------
          for "Good Reason" for the purpose of these Provisions shall mean termination based on:

                     (i) a determination by Executive, in his reasonable judgment, that there has been a material adverse change in his status or position(s) with the Company from those in effect immediately prior to the Change in Control, including, without limitation, a material adverse change in Executive's status or position as a result of a diminution of his duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to him of any duties or responsibilities which are inconsistent with such status or position(s), or any removal of Executive from, or any failure to reappoint or reelect him to, such position(s) (except in connection with the termination of employment for Cause or Disability or as a result of death or by Executive other than for Good Reason);

                    (ii) a reduction by the Company in base salary from that in effect immediately prior to the Change in Control;

                    (iii) the failure by the Company to continue in effect any Plan (as herein defined) in which Executive participates in at the time of the Change in Control of the Company (or plans providing him with substantially similar benefits), or the taking of any action, or the failure to act, by the Company which would adversely affect continued participation in any of such Plans on at least as favorable a basis as is the case on the date of the Change in Control or which would materially reduce Executive's benefits in the future under any of such plans or deprive him of any material benefit enjoyed at the time of the Change in Control. For purposes of these Provisions, "Plan" shall mean any compensation plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees;

                    (iv) the failure by the Company to provide and credit the number of paid vacation days to which Executive is then entitled in accordance with the Company's normal vacation policy in effect immediately prior to the Change in Control;

                    (v) the Company's requiring Executive to be based at any office that is greater than fifty (50) miles from where his office is located immediately prior to the Change in Control except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which he undertook on behalf of the Company prior to the Change in Control;

                    (vi) the failure by the Company to obtain from any Successor (as hereinafter defined) the assent to these Provisions contemplated by Section 5(a) hereof;

                    (vii) any termination by the Company of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (c) below; and for purposes of these Provisions, no such termination shall be effective; or

                    (viii) any refusal by the Company to continue to allow Executive to attend to matters or engage in activities not directly related to the business of the Company which, prior to the Change in Control, he was previously permitted to attend to or engage in.

               (b)  Window Periods.  Notwithstanding anything in these
                    --------------
          Provisions to the contrary, any termination by Executive for any reason during the thirty (30) day period immediately following a Change in Control of the Company (the "First Window Period") shall be deemed a termination for Good Reason for all purposes of these Provisions. In addition, any termination by him for any reason during the thirty (30) day period immediately following the first anniversary date of a Change in Control of the Company (the "Second Window Period") shall be deemed a termination for Good Reason for all purposes of these Provisions, except all benefits paid hereunder shall be reduced by twelve (12) months.

               (c)  Notice of Termination.  Any termination by the Company
                    ---------------------
          or any termination by Executive following a Change in Control shall be communicated by written notice to the other party hereto which indicates the specific termination provision in these Provisions relied upon (the "Notice of Termination").

               (d)  Date of Termination.  "Date of Termination" following a
                    -------------------
          Change in Control shall mean: (i) if employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis pursuant to a doctor's release during such thirty (30) day period), (ii) if employment is to be terminated by the Company for any reason other than death or Disability or by Executive pursuant to Sections 3(a)(vi) or 5(a) hereof or for other Good Reason, the date specified in the Notice of Termination, or (iii) if employment is terminated on account of death, the day after death. In the case of termination of employment by the Company for Cause pursuant to Paragraph 8.01(b)(iii) of the Employment Agreement, if Executive has not previously expressly agreed in writing to the termination, then within ninety (90) days after receipt by him of the Notice of Termination with respect thereto, Executive may notify the Company that a dispute exists concerning the Termination, in which even the Date of Termination shall be the date set either by mutual written agreement of the parties or by such court having the matter before it. During the pendency of any such dispute, the Company will continue to pay Executive his full compensation in effect just prior to the time the Notice of Termination is given and until the dispute is resolved. However if such court issues a final and non-appealable order finding that the Company had Cause to terminate Executive then he must return all compensation paid after the Date of Termination specified in the Notice of Termination previously received.

               4.   Compensation Upon Termination or During Disability;
                    ---------------------------------------------------
                    Other Agreements.
                    ----------------

               (a) During any period following a Change in Control of the Company that Executive fails to perform his duties as a result of incapacity due to physical or mental illness, he shall continue to receive his Base Salary at the rate then in effect and any benefits or awards under any Plan shall continue to accrue during such period, to the extent not inconsistent with such Plans, until and unless his employment is terminated pursuant to and in accordance with paragraph 4(c) hereof. Thereafter, his benefits shall be determined in accordance with the Plans then in effect.

               (b) If employment is terminated for Cause following a Change in Control of the Company, the Company shall pay to Executive's Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given, plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid. Thereupon the Company shall have no further obligations to Executive under these Provisions.

               (c)   Subject to Section 8 hereof, if, within twenty-four
          (24) months after a Change in Control of the Company has occurred, Executive's employment by the Company is terminated other than on account of death and is terminated by the Company other than for Cause or Disability or by Executive for Good Reason, including any termination by him during the First Window Period or the Second Window Period (subject to reduction as set forth in Section 3(b)), then the Company shall pay to Executive, no later than the fifth (5th) day following the Date of Termination, without regard to any contrary provisions of any Plan, the following, which shall be inclusive and in place of any other severance benefits to which he may previously have been entitled under his employment agreement with the Company and shall constitute all of the severance benefits to which he may be entitled under all agreements with the Company:

                    (i) Executive's Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid (including amounts which previously had been deferred at his request);

                    (ii) an amount in cash equal to 299% of Executive's average annual taxable compensation over the base period (within the meaning of Section 280G(d)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) ending on the effective date of the Change in Control; provided, however, that the maximum amount which Executive may receive under this Section 4(c)(ii) shall not exceed the lowest amount received by any other Company employee whose employment agreement with the Company contains an agreement substantially similar to these Provisions. For purposes of this Section 4(c)(ii), the term "average annual taxable compensation" shall mean Executive's base salary plus bonuses, including any amounts deducted by the Company or contributed by the Company with respect to Executive or for Executive's account pursuant to Sections 125 and 401(k) of the Code and excluding the value of any fringe benefits or executive perquisites, and any gross-up payments thereon, which are includeable by Executive as taxable compensation.

               (d) If, within twenty-four (24) months after a Change in Control of the Company has occurred, Executive's employment by the Company is terminated (i) by the Company other than for Cause or Disability, or (ii) by Executive for Good Reasons, then the Company shall maintain in full force and effect, for the continued benefit of Executive and his dependents for a period terminating on the earliest of (i) two (2) years after the Date of Termination, or (ii) the commencement date of equivalent benefits from a new employer, all insured and self-insured employee welfare benefit Plans in which he was entitled to participate immediately prior to the Date of Termination, provided that his continued participation is possible under the general terms and provisions of such Plans (and any applicable funding media) and he continues to pay an amount equal to regular contributions under such Plans for such participation. If two
          (2) years after the Date of Termination Executive has not previously received, nor are then receiving, equivalent benefits from a new employer, the Company shall offer him continuation of coverage under COBRA as prescribed under Section 4980B of the Code. At the expiration of such continuation coverage (or, if COBRA continuation coverage is not applicable to the Plan, then upon the expiration of the two (2) year period beginning on the Termination Date), the Company shall arrange, at its sole cost and expense, to enable him to convert he and his dependents' coverage under such plans to individual policies and programs upon the same terms as employees of the Company may apply for such conversions. In the event that Executive's participation in any such Plan is barred, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of Executive and his dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which he otherwise would have been entitled to receive under such Plans pursuant to this paragraph 4(d) or, if such insurance is not available at a reasonable cost to the Company, the Company shall otherwise provide Executive and his dependents with equivalent benefits (on an after-tax basis). Executive shall not be required to pay any premiums or other charges in an amount greater than that which he would have paid in order to participate in such Plans.

               (e) Until Executive obtains another full-time job, the Company shall provide him with professional outplacement services of his choosing and shall reimburse him for documented incidental outplacement expenses directly related to his job search such as resume mailing, interviewing trips, and clerical support, subject to a maximum cost of $50,000 for such outplacement services and incidental expenses; provided, however, that the Company shall not provide him with any such outplacement services or reimburse him for any such costs under this paragraph 4(e) if employment is terminated by Executive during the Second Window Period. Executive's choice of professional outplacement services shall be subject to the Company's reasonable prior approval. If the Company has not approved or disapproved of Executive's choice within ten (10) business days of receiving notice of such choice, the Company will be deemed to have given its approval. Any disapproval issued by the Company pursuant to this Section shall be in writing and state the basis for such disapproval. Executive shall not be entitled to receive cash in lieu of the professional outplacement services provided pursuant to this Section.

               (f) Except as specifically provided in paragraph 4(d) above, the amount of any payment provided for in this Section 4 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned as the result of employment by another employer after the Date of Termination, or otherwise.

               (g) If, by reason of Section 280G of the Code, any payment or benefit received or to be received in connection with a Change in Control of the Company of the termination of Executive's employment (whether payable pursuant to the terms of these Provisions ("Contract Payments") or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change in Control or any corporation affiliated, or which, as a result of the completion of the transactions causing a change in control will become affiliated, with the Company within the meaning of Section 1504 of the Code ("Affiliate") (which payments collectively with the Contract Payments are called the "Total Payments")) would not be deductible, in whole or in part, by the Company an Affiliate or other person making such payment or providing such benefit, the Contract Payments shall be reduced until no portion of the Total Payments is not deductible by reason of Section 280G of the Code. For purposes of this limitation

                    (i) no portion of the Total Payments, the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the Contract Payments, shall be taken into account;

                    (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel selected by the Company's independent auditors and acceptable to Executive, does not constitute a "parachute payment" within the meaning of
          Section 280G(b)(2) of the Code (without regard to subsection
          (A)(ii) thereof);

                    (iii) the Contract Payments shall be reduced only to the extent necessary so that the Total Payments, other than those referred to in clauses (i) and (ii), in their entirety constitute reasonable compensation for services actually rendered with the meaning of Section 280G(b)(4) of the Code, in the opinion of the tax counsel referred to in clause (ii); and

                    (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

               5.   Successors Binding Agreement.
                    ----------------------------

               (a)  The Company will seek, by written request at least five
          (5) business days prior to the time a natural person, corporation, partnership or other business entity (a "Person") becomes a Successor (as hereinafter defined), to have such Person, by agreement in form and substance satisfactory to Executive, assent to the fulfillment of the Company's obligations under these Provisions. Failure of such Person to furnish such assent by the later of (i) three (3) business days prior to the time such Person becomes a successor or (ii) two (2) business days after such Person receives a written request to so assent shall constitute Good Reason for termination by Executive of his employment if a Change in Control of the Company occurs or has occurred. For purposes of these Provisions, "Successor" shall mean any person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's Voting Securities or otherwise.

               (b) These Provisions shall inure to the benefit of and be enforceable by Executive's personal legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of these Provisions to Executive's devisee, legatee or other designee or, if no such designee exists, to his estate.

               (c) For purposes of these Provisions, the "Company" shall include any subsidiaries of the Company and any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist; provided, however, for purposes of determining whether a Change in Control has occurred herein, the term "Company" shall refer to International Murex Technologies Corporation or its successor(s).

               6.   Fees and Expenses: Mitigation.
                    -----------------------------

               (a) The Company shall reimburse Executive, on a current basis, for all reasonable legal fees and related expenses incurred in connection with the Provisions of this Agreement following a Change in Control of the Company, including without limitation, (i) all such fees and expenses, if any, incurred in contesting or disputing any termination of his employment or incurred by him in seeking advice with respect to the matters set forth in Section 7 hereof or (ii) his seeking to obtain or enforce any right or benefit provided by these Provisions, in each case, regardless of whether or not his claim is upheld by a court of competent jurisdiction; provided, however, he shall be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by him was frivolous or advanced in bad faith.

               (b) Executive shall not be required to mitigate the amount of any payment the Company becomes obligated to make in connection with these Provisions, by seeking other employment or otherwise.

               7.   Taxes.   All payments to be made to Executive under
                    -----
          these Provisions will be subject to required withholding of federal, state and local income and employment taxes.

               8.   Survival.  The respective obligations of, and benefits
                    --------
          afforded to, the Company and Executive as provided in Section 4, 5(b), 6 and 7 of these Provisions shall survive termination of these Provisions.

               9.   Validity: Conflict with Employment Agreement.  The
                    --------------------------------------------
          invalidity or unenforceability of any provision of these Provisions shall not affect the validity or enforceability of any other provision of these Provisions, which shall remain in full force and effect. In the event that any term or provision of these Provisions shall conflict or be inconsistent with any term or provision of the Employment Agreement by and between Executive and the Company, the terms and conditions of these Provisions shall govern.